FOR IMMEDIATE USE: 1 JUNE 2000

SHELL SAKHALIN HOLDINGS B.V. AND MARATHON SAKHALIN LIMITED

Shell Sakhalin Holdings B.V. ('Shell') and Marathon Sakhalin Limited ('Marathon') have signed a non-binding letter of intent in relation to the transfer of Marathon's 37.5 per cent interest in Sakhalin Energy Investment Company Ltd. ('Sakhalin Energy') to Shell, which currently holds 25 per cent of Sakhalin Energy.

In exchange, Marathon will acquire all of Shell UK Ltd.'s interests (28 per cent) in the BP Amoco-operated Foinaven field and associated infra-structure, located in the Atlantic Margin west of the Shetland Islands in the UK, and a
3.5 per cent overriding royalty on 100 per cent of the production from eight blocks in the Gulf of Mexico, including the Ursa field. In addition, there will be a reimbursement of expenditures made by Marathon for the Sakhalin project for the year 2000.

The transaction is subject to fulfilment of a number of contingencies, including the negotiation of definitive agreements and authorisations. One of these agreements, to be negotiated with the remaining shareholders of Sakhalin Energy, would contain an arrangement whereby Shell will provide both upstream and LNG services to Sakhalin Energy.

The remaining Sakhalin Energy shareholders - Mitsui & Co. Ltd. (Mitsui Sakhalin Holdings B.V., 25 per cent) and Mitsubishi Corp. (Diamond Gas Sakhalin B.V., 12.5 per cent) - have expressed their support in principle subject to satisfactory safeguarding of their rights under the Shareholder Agreement.

The signing of the definitive agreements is expected in September with the actual handover of operations scheduled to take place in the fourth quarter of this year.

The next stage in the development of Sakhalin II will see a move to gas field development and LNG plant construction, once gas sales agreements are in place. This will bring further tangible economic benefits in the creation of new jobs and production facilities, as well as development of the region's infrastructure.

Rein Tamboezer, President of Shell Exploration & Production Services (RF) BV, said: "We appreciate Marathon's efforts in bringing the project to where it is today, and we are pleased now to take the lead in the next phase which is to bring Sakhalin's gas reserves to development. We feel that Shell with its extensive experience in the LNG business in the Far East can add considerable value to the venture. We have confidence in investing in Russia's energy sector. We will, in consultation with our partners, consider the optimum long-term shareholding for Shell in due course".

Commenting on the transaction with Shell, David Golder, Vice President, International Production for Marathon Oil Company, said: "Marathon is proud of its achievement in Sakhalin and in bringing the first phase of this world class project to fruition. In trading our Sakhalin interest with Shell, we have secured equity in two significant producing properties, each with growth potential, located in core areas for Marathon. This acquisition provides substantial near to mid-term cash flow and financial flexibility as we seek to grow and diversify our profitable resource and production base".

"We very much value the relationships that we have built over the last decade. In particular, we appreciate the support we have received from the Sakhalin Energy shareholders, the Sakhalin Oblast, the Russian Federation and the US Government in advancing the first successful production sharing agreement in Russia to commercial production. Marathon is confident that the level of technical ability and commercial expertise remaining within the group will ensure continuing success. We will certainly do everything we can do to ensure the transition to a new operator goes smoothly."

Notes for Editors:

- Sakhalin Energy Investment Company Ltd. was established in April 1994 to carry out the implementation and development of the Sakhalin II Project - Russia's first project to be realised under the terms of a Production Sharing Agreement (PSA).
- The project covers two fields, Piltun-Astokhskoye, primarily an oil field, and Lunskoye which is primarily a gas field.
- Under the Agreement, entered into by the Sakhalin Oblast, the Russian Federation and Sakhalin Energy in 1994, direct investment in the Project will amount to about $10 billion.
- First oil was produced in July 1999, from the Piltun-Astokhskoye (PA) field, with the first export of crude in September 1999.
- The project will now move to gas field development and LNG plant construction phase, once gas sales agreements are in place.
- Marathon Sakhalin Limited is a subsidiary of Marathon Oil Company, which is part of the USX-Marathon Group (NYSE:MRO), a unit of USX
- In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, USX has included cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ from those set forth in forward-looking statements.

ENQUIRIES:
Shell International Media Relations       Dave Stuart     +44(0) 20 7934 3453
Marathon                                  Roger Holliday  +1 713 296 3909

                             SAKHALIN FACT SHEET

Reserves
     140 million tons of oil (1 billion barrels)
     408 billion cubic meters (14 trillion cubic feet) of natural gas

Fields
     North-east shelf of Sakhalin Island (Sakhalin oblast)
     Piltun-Astokh oil field (15 km offshore, 30 m water depth)
     Lunskoye gas field (20 km offshore, 50 m water depth)

Current production
     Vityaz production complex (consisting of Molikpaq platform, SALM and FSO "Okha") was put in the field in 1999, production started in July 1999. One million barrels was produced in 1999, Production target for 2000 is 13 million barrels (1.75 million tons). At the moment the complex is producing for 6 months a year, as it is blocked by ice for the other 6 months. The Company is presently evaluating alternative schemes to supply associated natural gas for Russian utilization.

Field development plan
     The work is under way to finish appraisal of Piltun lobe of Piltun-Astokh field (2 appraisal wells are planned for 2000). Simultaneously the company is working on obtaining sales contracts for Lunskoye gas. The company plans to move into front-end engineering and design phase by the end of this year and start producing from Piltun and Lunskoye in the middle of the decade.

     Full field development will eventually include additional platforms on the Piltun feature and Lunskoye gas field, an onshore processing plant in the north of the island, oil and gas pipelines to ice-free harbors in the south of the island, LNG plant and oil and LNG terminals in the south of the island.

Investment levels
     The total investment for the project is estimated to be up to $10 billion. So far, over a $1 billion is invested in the project. The project is financed by equity capital of participating companies and by project finance facilities by EBRD, OPIC (USA) and J-ExIm (Japan)

Benefits for Russia
     Both Federal Government and Sakhalin oblast received substantial benefits from the project and will benefit in the future.

     Bonuses
          The Company has already paid $60 mln into $100 mln Sakhalin Development Fund (another $20 mln payment will be made this year and $20 mln in 2001), $8 mln from reimbursement of former SMNG exploration expenses (total of $80 million is to be paid quarterly until 2004 and another $80 million when the project moves from cost-recovery into profit-making stage), another $20 million will be paid on Lunskoye development date.
     Production share and taxes
          Russian party receives 6% of project production (gas and oil) as royalty, and as soon as the project moves from cost recovery into profit making the state will receive a growing share of production (from 10% to 70%) as state profit oil and 32% tax on the company profit oil.

Russian contents
     Russia will also benefit from contracts placed with Russian contractors. Today value of the contracts with Russian companies is around $200 mln. Russian content will grow over the life of the project and will reach 70% as required by PSA (providing that Russian suppliers are competitive in terms of price, quality and delivery schedule). The Company actively works with Russian suppliers organizing seminars on Western procurement practices to help them effectively bid on tenders and introduces them to possible sources of financing for their businesses.

Project history
     Sakhalin Energy Investment Company was formed in 1994 by : Marathon Sakhalin Limited (an affiliate of Marathon Oil Company, US, Mitsui Sakhalin Holdings B.V. (an affiliate of Mitsui & Co., Japan), and McDermott (USA). Later Shell Sakhalin Holdings B.V. (an affiliate of Royal Dutch/Shell, the Netherlands), and Diamond Gas Sakhalin B.V. (an affiliate of Mitsubishi Corporation, Japan) joined the project, and McDermott farmed out, to bring shareholding structure to it's current shape (Marathon 37.5%, Shell 25%, Mitsui 25% and Mitsubishi 12.5%).
     A production sharing agreement between Russian Federation (represented by the Federal Government and Sakhalin Oblast Government) and Sakhalin Energy Investment Corporation was signed in June of 1994.
     It was the first PSA signed in Russia. It was signed before the law on PSA was adopted, therefore the PSA has grandfathering status, which means that reecently adopted changes in legislation do not apply to it.

Shell on Sakhalin
     Shell is an active member of the Sakhalin II consortium. Shell maintained a 25% shareholding in SE, and acts s a service provider to the venture, and is responsible for building and operating LNG plant, and together with Mitsui and Mitsubishi for oil and gas marketing. Several key employees of Sakhalin Energy, including the president, are seconded from Shell. In 1999 to commemorate first oil event of Sakhalin II, Shell established 5 student fellowships and 5 faculty grants for Sakhalin State University and pledged its financial support for Tymovsk orphanage on Sakhalin.

Marathon on Sakhalin
     Marathon has been an active member of the Sakhalin II consortium. Marathon held a 37.5% shareholding in SE, and acted as a service provider to the venture. It was responsible for building and operating upstream facilities including a production platform and pipelines. The bulk of expatriates working in SE have been seconded from Marathon. The company has participated in and supported numerous social needs in Sakhalin, including medical supplies, earthquake relief and other community support activities.


June 1st, 2000